Exhibit 21.1

SUBSIDIARIES

Healthy Choice Markets, Inc.

Healthy Choice Markets 2, LLC

Healthy Choice Markets 3, LLC

Healthy Choice Markets 3, Real Estate LLC

Heathy Choice Markets IV, LLC

Healthy U Wholesale, Inc.

The Vitamin Store, LLC

Healthy Choice Wellness, LLC

Healthy Choice Markets V, LLC